UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2015

AXIALL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Executive Officer

On November 17, 2015, the Board of Directors (the “Board”) of Axiall Corporation (the “Company”), upon the recommendation of the Leadership Development and Compensation Committee (the “Compensation Committee”) of the Board, appointed Timothy Mann, Jr., age 50, as the President and Chief Executive Officer of the Company and as a member of the Company’s Board, effective immediately. Mr. Mann had been serving as Interim President and Chief Executive Officer of the Company since July 6, 2015, and, prior to that, as Executive Vice President, General Counsel and Corporate Secretary from July 23, 2012. Prior to that, Mr. Mann was a partner at Jones Day, an international law firm.

In connection with his appointment, the Compensation Committee approved and the Board ratified the following compensation arrangement for Mr. Mann: (1) an annual base salary of $885,000, effective immediately; (2) an annual target short-term incentive bonus award of 125% of his base salary for the 2016 performance year, under the Company’s Annual Incentive Compensation Plan; and (3) a target long-term incentive equity award of $3.8 million, under the Company’s Equity and Performance Incentive Plan, which award is expected to be granted in May 2016, subject to the determination of the Compensation Committee. He also will continue to be a participant in the Company’s Executive and Key Employee Change of Control Severance Plan and Executive Officer and Key Employee Severance Plan.

Item 8.01	Other Events

On November 17, 2015, the Company issued a press release announcing that its Board has declared a cash dividend of $0.16 per common share, payable on January 11, 2016 to shareholders of record as of December 23, 2015.

A copy of the press release announcing the dividend and Mr. Mann’s appointment is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1 Press release, dated November 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIALL CORPORATION
By:	/s/ Todd King
Name:	Todd King
Title:	Vice President and Corporate Secretary

Date:  November 18, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1 Press release, dated November 17, 2015.